UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

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INDIGO-ENERGY, INC.
(Name of Registrant As Specified In Its Charter)

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INDIGO-ENERGY, INC.
 701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada

Dear Stockholders:

On December 24, 2008, our Board of Directors adopted a resolution approving (i) the amendment of the Company’s Articles of Incorporation to effect an increase in the Company’s authorized shares of common stock (the “Common Stock") from six hundred million (600,000,000) shares, par value $0.001per share, to one billion (1,000,000,000) shares, par value $0.001 per share (the “Increase in Common Stock”); and (ii) the amendment of the Company’s Articles of Incorporation to change the Company’s corporate name from “Indigo-Energy, Inc.” to “Carr Miller Energy, Inc.” (the “Name Change”).  The resolution of the Board of Directors also recommended that the Company's stockholders approve the Increase in Common Stock and the Name Change.

Subsequently, stockholders representing 53.6% of the Company’s outstanding common stock as of January 14, 2009 (the "Majority Stockholders") executed a written consent to effect the above-mentioned actions. The Company expects the Increase in Common Stock to be effective on or about April 20, 2009.  A Certificate of Amendment to our Articles of Incorporation effectuating the Name Change will be filed with the Secretary of State of Nevada (the “Certificate of Amendment”) and the Name Change will become effective at the close of business on the date it is accepted for filing by the Secretary of State of Nevada.  It is anticipated that the Certificate of Amendment to effect the Name Change will be filed on or before June 30, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with the requirements of federal securities laws.  This Information Statement is being mailed to all of the Company's stockholders of record as of the close of business on January 20, 2009.

Sincerely,

/s/ Stanley L. Teeple
Name: Stanley L. Teeple
Title: Chief Financial Officer

INFORMATION STATEMENT

March 30, 2009

INDIGO-ENERGY, INC.
701 N. Green Valley Pkwy., Suite 200
Henderson, Nevada 89074

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of Indigo-Energy, Inc., a Nevada Corporation (the “Company”) to the holders of record at the close of business on January 20, 2009 (the “Record Date”) of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”)  pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and pursuant to Section 78.320 of the Nevada Revised Statutes.

The cost of furnishing this Information Statement will be borne by us.  We will mail this Information Statement to registered stockholders and certain beneficial stockholders where requested by brokerage houses, nominees, custodians, fiduciaries and other like parties.

This Information Statement informs stockholders of actions taken and approved on December 24, 2008 by the Company’s Board of Director and by the Majority Stockholders on January 15, 2009.  The Majority Stockholders are the beneficial owners of approximately 53.6% of the issued and outstanding shares of the Company as of January 14, 2009.  The following actions were approved by the Majority Stockholders:

1.
To amend the Company’s Articles of Incorporation to effect an increase in the Company’s authorized shares of common stock (the “Common Stock") from six hundred million (600,000,000) shares, par value $0.001per share, to one billion (1,000,000,000) shares, par value $0.001 per share (the “Increase in Common Stock”); and

2.	To amend the Company’s Articles of Incorporation to change the Company’s corporate name from “Indigo-Energy, Inc.” to “Carr Miller Energy, Inc.” (the “Name Change”).

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED
HEREIN.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

The stockholders of record at the close of business on January 20, 2009 are being furnished copies of this Information Statement.  This Information Statement is first being mailed or furnished to our stockholders on or about March 30, 2009.

The Company’s Majority Stockholders are the beneficial owners of approximately 53.6% of the issued and outstanding shares of the Company’s $0.001 par value common voting stock (the “Common Stock”) as of January 14, 2009. The Majority Stockholders have voted for the Increase in Common Stock and the Name Change and the Company has received their executed Written Consent, effective on January 15, 2009. A complete summary of this matter is set forth herein.

Accordingly, all necessary corporate approvals in connection with the matter referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing the Company’s stockholders, in the manner required under the Securities Exchange Act of 1934, as amended, of these corporate actions. This Information Statement is circulated to advise the Company’s Stockholders of action already approved by written consent of the Majority Stockholders who collectively hold a majority of the voting power of our Common Stock. Pursuant to Rule 14c-2 under the Exchange Act the proposals will not be effective until twenty (20) days after the date this Information Statement is preliminarily filed with the Securities and Exchange Commission and a definitive Information Statement mailed to the Stockholders. Therefore, this Information Statement is being sent to you for informational purposes only.

NO DISSENTERS’ RIGHTS

Pursuant to the Nevada Revised Statues, NRS 92A.300 to 92A.500 inclusive, none of the corporate actions described in this Information Statement will afford to stockholders the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED JANUARY 15, 2009.

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that, on January 15, 2009, Indigo-Energy, Inc., a Nevada corporation (the “Company”) obtained the written consent of stockholders holding 53.6% (the “Majority Stockholders”) of the voting power of the issued and outstanding shares of the Company’s common stock (the “ Common Stock ”) as of January 14, 2009 to approve the amendment of the Company’s Articles of Incorporation, as amended (the “ Articles of Incorporation”), to:

1.
Effect an increase in the Company’s authorized shares of common stock (the “Common Stock") from six hundred million (600,000,000) shares, par value $0.001per share, to one billion (1,000,000,000) shares, par value $0.001 per share (the “Increase in Common Stock”); and

2.	Amend the Company’s Articles of Incorporation to change the Company’s corporate name from “Indigo-Energy, Inc.” to “Carr Miller Energy, Inc.” (the “Name Change”).

The Increase in Common Stock will be taken on or about April 20, 2009, or approximately twenty (20) days after the mailing of this Information Statement.  A Certificate of Amendment to our Articles of Incorporation effectuating the Name Change will be filed with the Secretary of State of Nevada (the “Certificate of Amendment”) and the Name Change will become effective at the close of business on the date it is accepted for filing by the Secretary of State of Nevada.  It is anticipated that the Certificate of Amendment will be filed on or before June 30, 2009.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the January 20, 2009 (the "Record Date"), the Company's authorized capitalization consisted of 600,000,000 shares of common stock (the “Common Stock”), of which 565,671,299 shares were issued and outstanding.

            Each share of Common Stock entitles its holder to one vote on each matter submitted to the Stockholders.  However, because the Majority Stockholders have voted in favor of the foregoing proposals by resolution dated January 15, 2009, and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the Stockholders.  Therefore, the Company anticipates that the Increase in Common Stock will be effected on or about the close of business on April 20, 2009. A Certificate of Amendment to our Articles of Incorporation effectuating the Name Change will be filed with the Secretary of State of Nevada (the “Certificate of Amendment”) and the Name Change will become effective at the close of business on the date it is accepted for filing by the Secretary of State of Nevada.  It is anticipated that the Certificate of Amendment effecting the Name Change will be filed on or before June 30, 2009.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

The Board of Directors and Majority Stockholders have approved an amendment to the Company’s Articles of Incorporation to affect the Increase in Common Stock and the Name Change.

THE INCREASE IN CAPITAL STOCK

The purpose of this proposed increase in the Company's current authorized capital stock is to increase the number of shares of Common Stock available for issuance by the Company, in connection with the exercise of certain warrants, such as the 37,950,000 warrants previously issued to Carr Miller Capital, LLC pursuant to the Global Financing Agreement between Carr Miller Capital, LLC and the Company (please see “Change of Control” section below for a description of the Global Financing Agreement), the exercise of options previously issued by the Company and to facilitate the conversion of the Series C Preferred Stock authorized and issued by the Company which convert at the rate of 1 to 1,000,000.   Further, the Board of Directors and the Majority Stockholders believe that the amount of shares currently available for issuance is insufficient to attract potential investors who may be willing to provide additional funding to the Company in exchange for shares in the Company.

As of March 18, 2009, the Company has the following options, warrants and shares of Series C Preferred Stock issued and outstanding:

Name of Recipient	Type of Security	Amount	Description of Transaction
Steven P. Durdin	Options	10,000,000	Pursuant to employment agreement
	Warrants	1,800,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Stanley L. Teeple	Options	10,000,000	Pursuant to the Company’s employee stock option plan.
John Hurley	Options	250,000	Pursuant to the Company’s employee stock option plan.
Stacey Yonkus	Options	250,000	Pursuant to the Company’s employee stock option plan.
James C. Walter, Sr.	Options	250,000	Pursuant to the Company’s employee stock option plan.
Everett Miller	Options	2,750,000	Pursuant to the Company’s employee stock option plan and to consulting agreement
Carr Miller Capital, LLC	Warrants	37,950,000	Pursuant to Global Financing Agreement.
	Series C Preferred Stock	75
Pursuant to a Global Financing Agreement and as consideration for promissory notes. Please see “Change of Control” below for a more detailed description of the Global Financing Agreement and the promissory notes.

Hercules Pappas	Options	250,000	Pursuant to the Company’s employee stock option plan.
Gersten Savage LLP	Options	1,000,000	For legal services rendered.

James Walter Sr.	Warrants	2,400,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Tammy Walter	Warrants	1,950,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Bill Wenzel, Jr.	Warrants	1,500,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Dennis Ramos	Warrants	900,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Jim Salasin	Warrants	1,050,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Bill Wenzel, Sr.	Warrants	900,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Jerry Braatz, Sr.	Warrants	750,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Jim Dunn	Warrants	600,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Kristen Braatz	Warrants	450,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Henry Cobb	Warrants	150,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Don Blatherwick	Warrants	150,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP

JJ Johnson	Warrants	300,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Bruce Muhlburger	Warrants	300,000	Global Settlement Agreement wherein the Company acquired interest in Indigo-Energy Partners, LP
Total Shares Issuable		150,900,000

Stock Option Plans.

The options issued to the various individuals above pursuant to the Company’s employee stock option plan vested on the date of the grant.  The options granted to each of the holders thereof the right to purchase, within seven years from the date of the grant, shares of the Company’s common stock for an exercise price of $0.25 per share.

Consulting Agreement

In January 2008, the Company entered into a consulting agreement with Everett Miller, our Chief Operating Officer and Board Member, wherein Mr. Miller agreed to provide consulting services and support for business development of energy related properties, assist in development of the Company’s strategic marketing and business plan and to handle other duties as assigned by Company management. The agreement had a three month period commencing January 1, 2008 and was subject to cancellation by either party with 30-day written notice.

As compensation for services rendered under the consulting agreement, the Company agreed to issue a non-qualified stock option to Mr. Miller under its 2007 Stock Option Plan to purchase 2,500,000 shares of the Company’s common stock with an exercise price of $0.25 per share. This option was issued by the Company on February 26, 2008 and the right to purchase shares of the Company’s common stock vested on such date and is exercisable for a period of seven years from such date.

Global Financing Agreement

Please see “Change of Control” below for a more detailed description of Global Financing Agreement and promissory notes.

Global Settlement Agreement

On March 31, 2008, the Company entered into a Global Settlement Agreement with all the partners of Indigo LP pursuant to which the Company acquired the remaining 50% partnership interests from the other partners in exchange for 1) an aggregate monthly cash payment of $50,000 for a period of 36 months for a total amount of $1,800,000, which will be allocated proportionately to each of the other partners based on their respective ownership interest in Indigo LP, commencing upon the Company’s receiving of funding of $10,000,000 or more; and 2) the Company’s issuance of three warrants to each of the other partners for each dollar they originally invested, which resulted in the issuance of warrants to purchase a total of 13,200,000 shares of the Company’s common stock to all of the other partners at an exercise price of $0.25 per share. These warrants vest on October 1, 2008 and expire in 7 years from date of grant.

Other than the issuance of shares upon the exercise of outstanding warrants and options, as well as those to be issued upon the automatic conversion of the Series C Preferred Stock, the Company does not anticipate issuing additional shares of its common stock at this time.  However, additional shares may be issued for purposes of securing additional funding required by the Company to implement its drilling and operating activities.

The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing Stockholders, but may have a dilutive effect on the Company’s existing Stockholders if additional shares are issued.

We are not increasing our authorized capital to construct or enable any anti-takeover defense or mechanism on behalf of the Company.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

NAME CHANGE

We intend to file, on or before June 30, 2009, a Certificate of Amendment to our Articles of Incorporation effectuating the name change with the Secretary of State of Nevada.  This amendment to our Articles of Incorporation will become effective at the close of business on the date the amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada.  It is presently contemplated that such filing will be made on or before June 30, 2009.

 Reasons for the Name Change

The Company’s Board of Directors, as well as the Majority Stockholders believe that the Name Change is in the Company’s best interest.  In light of the recent acquisition by Carr Miller Capital LLC of a substantial amount of the Company’s common stock, the Company believes that the name “Indigo-Energy, Inc.” no longer accurately reflects the Company’s operations and interests.

You are not required to exchange your certificate(s) of Indigo-Energy, Inc. for new stock certificates reflecting our new name of Carr Miller Energy, Inc., although you may do so if you wish.

EFFECTIVE DATE OF THE AMENDMENT

The Increase in Common Stock will become effective upon filing of the Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State.  Pursuant to Rule 14c-2 under the Exchange Act, the foregoing proposal may not become effective until a date at least 20 days after the date on which this Information Statement has been mailed to the Stockholders.  We anticipate filing the Certificate of Amendment reflecting the Increase in Common Stock on or about the close of business on April 20, 2009.

A Certificate of Amendment to our Articles of Incorporation effectuating the Name Change will be filed with the Secretary of State of Nevada (the “Certificate of Amendment”) and the Name Change will become effective at the close of business on the date it is accepted for filing by the Secretary of State of Nevada.  It is anticipated that the Certificate of Amendment will be filed on or before June 30, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 18, 2009 by (1) each stockholder known by the Company to beneficially own more than five percent of the Company’s Common Stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group.

Name and Address of Stockholders*	Shares
	Beneficially Owned (1)		Percentage Ownership(1)

Steve Durdin (CEO, Director)	14,059,031	(2)	2.49%
Stan Teeple (CFO, Director)	10,000,000	(3)	1.78%
Everett Miller (COO, Director)	306,777,288	(4)	54.23%
Hercules Pappas (Director)	500,000	(5)	**
Brad Hoffman (Director)	250,000	(6)	**
Officers and Directors as a group (5) persons	331,586,319		51.91%

*Each stockholder’s address is c/o Indigo Energy, Inc. 701 N. Green Valley Pkwy, Suite 200, Henderson, Nevada 89074
** Less than 1%

(1)	Based on an aggregate of 565,671,299 shares outstanding as of March 18, 2009.
(2)	Consists of 10,000,000 stock options pursuant to the Company’s 2007 Stock Option Plan and 4,059,031 shares of common stock.
(3)	Consists of options pursuant to the Company’s 2007 Stock Option Plan.
(4)
Consists of 2,750,000 stock options issued to Everett Miller pursuant to the Company’s 2007 Stock Option Plan, 37,950,000 warrants to purchase shares of the Company’s common stock issued to Carr Miller Capital, LLC pursuant to a Global Financing Agreement and 266,077,288 shares of common stock that have been issued to Carr Miller Capital, LLC.  The warrants and shares of common stock are beneficially owned by Mr. Miller as a principal of Carr Miller Capital, LLC

(5)	Consists of 250,000 stock options pursuant to the Company’s 2007 Stock Option Plan and 250,000 shares of Common Stock.
(6)	Consists of 250,000 shares of common stock

Change in Control

On December 10, 2008, a voting agreement (the “Voting Agreement”) was entered into by and among Carr Miller Capital, LLC (“CMC”), of which one of our directors and our Chief Operating Officer, Everett Miller is the principal, Steven P. Durdin, our Chief Executive Officer, and certain stockholders, namely, James Walter, Sr., James Walter, Jr., Tammy Walter and Tammy Sue Walter (collectively, the “Grantees”), pursuant to which CMC was granted all voting rights attributable to the shares of common stock held by Grantees in the aggregate amount of 37,078,485 shares of common stock.

In December 2008, an aggregate of 225,000,000 shares of the Company’s common stock was issued to CMC.  Such shares were issued pursuant to a Global Financing Agreement (the “Financing Agreement”) entered into by and between the Company and CMC wherein CMC agreed to convert certain promissory notes (the “Notes”) in the aggregate amount of $1,000,000 previously issued to CMC into fifty million shares of the Company’s common stock.  In addition, CMC agreed that certain other promissory notes issued in favor of CMC in the aggregate principal amount of $2,450,000 (the “Additional Notes”), plus interest due thereon of approximately $400,000, shall be amended and replaced by a revised promissory note (the “Revised Note”).  The Revised Note shall be secured by all of the assets of the Company and shall earn interest at the rate of 10% per annum, as opposed to interest of 20% per annum which was imposed on the Additional Notes.  The Revised Note shall be payable in equal monthly installments beginning the thirteenth month from the date of issuance and shall have a maturity date of no earlier than sixty (60) months from the date thereof.  As consideration for the amendment of the Additional Notes and the execution of the Revised Note, CMC was granted an additional 125,000,000 shares of the Company’s common stock.

 The Financing Agreement also provided that CMC shall grant the Company funding in the amount of $1,000,000 to be used exclusively for the Company’s drilling activities.  Upon receipt by the Company of such funding, the Company granted CMC an aggregate of 50,000,000 shares of common stock.  Further, the Company agreed to grant to CMC 30 shares of the Company’s Series C Preferred Stock as consideration for CMC’s contribution of an aggregate of $3,000,000 of funding for drilling and other related activities, pursuant to the Global Finance Agreement.

On December 30, 2008, CMC extended a loan to the Company in the aggregate amount of $900,000, which loan was evidenced by two (2) promissory notes issued by the Company in favor of CMC.  As part of the consideration for the loan, the Company agreed to issue to CMC a total of 45 shares of the Company’s Series C Preferred Stock.

The execution of the Financing Agreement, as well as the authorization, issuance and designation of the Series C Preferred Stock were approved by the Board of Directors. The Board further resolved that the Series C Preferred Stock shall not entitle the holders thereof to dividends.  Moreover, each share of Series C Preferred Stock will automatically convert into 1,000,000 shares of the Corporation’s restricted common stock upon the increase of the Corporation’s authorized common stock from 600,000,000 to 1,000,000,000 shares.  Further, the holders of Series C Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders on an “as converted” basis.

The entry into the Voting Agreement and the execution of the Financing Agreement resulted in CMC having control over an aggregate of 303,155,773, or 53.6% of the issued and outstanding shares of the Company as of January 14, 2009.  Moreover, CMC owns 37,950,000 warrants (which warrants are exercisable only upon the exercise by all other warrant holders of a proportionate number of warrants) as well as 75 shares of Series C Preferred Stock which will automatically convert into 75,000,000 shares of the Company’s common stock upon the approval of the Increase in Common Stock.  Further, Everett Miller, the Principal of CMC, currently owns options to purchase an aggregate of 2,500,000 shares of the Company’s common stock,  Upon the exercise of the warrants and options, and upon the approval of the Increase in Common Stock, and provided that the voting rights attributable to the shares under the Voting Agreement are still assigned to CMC, Everett Miller, as the beneficial owner of the shares held by CMC, will have voting control over approximately 61.5% of the Company’s issued and outstanding common stock, assuming no additional shares other than those attributable to the warrants, options and Series C Preferred Stock are issued by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of January 14, 2009, there were 565,671,299 shares of Common Stock of the Company issued and outstanding.  Each holder of Common Stock is entitled to one vote per share.

The Majority Stockholders, as stockholders holding in the aggregate 53.6% of the voting power of our outstanding shares of   Common Stock approved the increase in Common Stock and the Name Change.

VOTING PROCEDURES

Pursuant to the Corporation Law of the State of Nevada and our Articles of Incorporation, the affirmative vote of the holders of a majority of our outstanding Common Stock is sufficient to amend the Articles of Incorporation, which vote was obtained by the written consent of the Majority Stockholders as described herein.  As a result, the amendment to our Articles of Incorporation has been approved and no further votes will be needed.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Carr Miller Capital, LLC, a New Jersey Limited Liability Company (“Carr Miller”) of which Everett Miller, our Chief Operating Officer and director, is the Principal, received, pursuant to the Financing Agreement previously entered into between Carr Miller and the Company, warrants to purchase 37,950,000 shares of the Company’s Common Stock as well as 30 shares of the Company’s Series C Preferred Stock as consideration for CMC’s contribution of an aggregate of $3,000,000 of funding for drilling and other related activities, pursuant to the Global Finance Agreement.

On December 30, 2008, CMC extended a loan to the Company in the aggregate amount of $900,000, which loan was evidenced by two (2) promissory notes issued by the Company in favor of CMC.  As part of the consideration for the loan, the Company agreed to issue to CMC 45 shares of the Company’s Series C Preferred Stock.

Each share of Series C Preferred Stock will automatically convert into 1,000,000 shares of the Corporation’s common stock upon the increase of the Corporation’s authorized common stock from 600,000,000 to 1,000,000,000 shares.  Further, the holders of Series C Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders on an “as converted” basis.

The Increase in Common Stock will benefit Carr Miller in such that unless the Increase in Common Stock is approved, the Company will not have sufficient common stock issuable to Carr Miller in the event it exercises warrants previously issued to it to purchase shares of the Company’s Common Stock.  Moreover, upon the Increase in Common Stock, the 75 shares of Series C Preferred Stock issued to Carr Miller will automatically convert into 75,000,000 shares of the Company’s Common Stock.

Other than as set forth above, no director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendment of our Articles of Incorporation relative to the Increase in Common Stock or the Name Change.

DISSENTER'S RIGHT OF APPRAISAL

Under Nevada law, stockholders are not entitled to dissenter's rights of appraisal with respect to the increase of authorized share capital.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copies at the public reference facilities maintained at the Commission at 100 F Street NE, Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street NE, Washington D.C. 20549, at prescribed rates. The Commission maintains a website on the Internet (http://www.sec.gov) that contains the filings of issuers that file electronically with the Commission through the EDGAR system.

STOCKHOLDERS SHARING AN ADDRESS

Unless we have received contrary instructions from a stockholder, we are delivering only one Information Statement to multiple stockholders sharing an address.  We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder.  A stockholder who wishes to receive a separate copy of the Information Statement may make such a request in writing to Indigo-Energy, Inc., 701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada, Attention: Investor Relations or by calling us at (702) 990-3387.

For the Board of Directors,

/s/ Stanley L. Teeple
Stanley L. Teeple
Title: Chief Financial Officer
March 30, 2009